EXHIBIT 99.1


The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com


  Reader's Digest Association Announces 2Q Fiscal 2006 Earnings;
             Results Include Non-Cash Goodwill Charge;
         New Initiatives Are Performing Above Expectations

Note: Unless otherwise stated, all results pertain to the second quarter of Fiscal 2006 ended December 31, 2005, versus the same quarter the prior fiscal year.

      PLEASANTVILLE, NY, January 26, 2006 - The Reader's Digest Association, Inc. (NYSE: RDA) today reported results for the second quarter of Fiscal 2006 ended December 31, 2005. The quarterly results included a non-cash charge of $(188) million, or $(1.94) per share, to fully write down goodwill at Books Are Fun. On a comparative basis, Fiscal 2005 results included a non-cash charge of $(26) million, or $(0.17) per share, for the amortization of previously deferred magazine promotion expense.

The following are company-wide results:

  -   Revenues were $765 million, versus $798 million.
  - Operating loss on a reported basis was $(77) million, versus a profit of $88 million.
  - Adjusted Operating Profit, excluding charges, was $111 million, versus $114 million.
  - EPS was a loss of $(1.27), versus $0.58. Adjusted EPS was $0.67, versus $0.74.


Operating Profit and Earnings per Share             Q2 2006 (a)          Q2 2005 (a)

                                                Operating             Operating
Amounts in millions, except per share data        Profit      EPS       Profit     EPS

Reported                                         $ (77)   $  (1.27)     $  88   $   0.58

Add:
     Goodwill Charge                               188    $   1.94         --         --
     Deferred Promotion Amortization                --          --         26   $   0.17
Adjusted Operating Profit / Adjusted EPS
                                                 -----    --------      -----   --------
                                                 $ 111    $   0.67      $ 114   $   0.74
                                                 =====    ========      =====   ========

      (a) Certain amounts do not recalculate due to rounding.

       "Overall, our operating performance for the quarter was about as expected, and we remain on track with our full-year guidance excluding the non-cash charge," said Eric Schrier, President and Chief Executive Officer. "As we anticipated last quarter, profits were down in the second quarter and should be higher in the second half because of the timing of investment spending and higher new customer acquisition mailings relative to last year's quarter. Given our expectations for a strong second half, we have accelerated our share repurchase program. For the full year, RD International will likely exceed its original target of high single-digit profit growth. QSP is on track to achieve high double-digit operating profit growth, as is RD North America.

      "Beyond the numbers, we are pleased to report significant progress with all three of our major new business initiatives - the launch of the magazine Every Day with Rachael Ray, the pending launch of Taste of Home Entertaining, and our fast-growing international expansion program. Today we are announcing the launch of businesses in four new countries - Lithuania, United Arab Emirates, Bulgaria and Kazakhstan - bringing to 10 the number of new country launches in the past two years. In fact, all three major initiatives at this point are exceeding our expectations, and each has the potential to make a significant contribution to the company's future financial performance."

Factors Driving 2Q Variance (excluding the non-cash goodwill charge):

  - Revenues: RDA declined overall by 4 percent to $765 million or 3 percent currency-neutral. RD International (RDI) was down 2 percent, up 2 percent currency-neutral. RD North America (RDNA) declined 2 percent and Consumer Business Services (CBS) declined 9 percent.

  - Profit: Adjusted Operating Profit was $111 million, down 3 percent, driven by unfavorable foreign exchange, incremental investment spending, an 11 percent decline at CBS, direct impact from Hurricanes Katrina and Rita, and higher fuel prices. This was offset by 11 percent higher profits at RDNA and lower corporate unallocated expense.

  - Other Income: Other Income (Expense), Net decreased by $6 million because Fiscal 2005 results included $7 million in gains from asset sales.

  - EPS: Adjusted EPS was $0.67, versus $0.74 last year. EPS for Fiscal 2005 included gains of $0.05 due to asset sales and $0.04 due to a favorable tax settlement.

Non-Cash Goodwill Write-Down

      As mentioned, the company took a non-cash charge of $(188) million, or $(1.94) per share, to fully write down goodwill for Books Are Fun. In accordance with U.S. GAAP requirements, the company analyzes and assesses recoverability of all of its goodwill and intangibles each year. The unit has been operating in an increasingly competitive market, which has put a premium on programs to recruit and retain independent sales representatives, resulting in lower revenues and margins over the short term.

      Schrier said: "Books Are Fun continues to be a profitable business and is the leader in the lucrative North American display marketing industry. We believe that the business model at Books Are Fun is sound and that it continues to hold long-term promise. It has the largest and most experienced sales force in the business. It operates in an underpenetrated market that represents an opportunity for growth. Also, it offers its customers a unique value proposition, and it is becoming an increasingly important channel with which to distribute our products outside of direct mail. Our company is committed to investing the time, effort and resources needed to put Books Are Fun quickly back on the path to revenue and profit growth."

Free Cash Flow

      Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) was $120 million, versus $181 million. The prior-year figure included certain asset sales and reflected a weaker U.S. dollar, which increased foreign-based cash flows and the value of cash balances. Cash flow from operations was lower by about $40 million this quarter as a result of lower EBITDA, timing of tax refunds and working capital, primarily inventory and receivables. The company anticipates cash flow from operations to be considerably favorable to the prior year in the Fiscal 2006 second half.

Income Taxes

      Income tax expense was $(36) million, versus $(27) million. Despite a reported loss, no tax benefit was given to the goodwill charge. The higher effective tax rate reflects the absence of non-recurring events including favorable tax audit settlements in the prior-year quarter.

Share Repurchase Program

      During the quarter, the company repurchased about 1,753,000 shares of its stock at a total cost of $27 million under the $100 million share repurchase authorization announced in April 2005. As of December 31, 2005, the company had purchased about 2,738,000 shares of its stock at a cost of $43 million under that authorization.

Outlook

      At the outset of Fiscal 2006, the company commenced a three-year plan that targeted annual revenue growth in the low- to mid-single digits and operating profit growth in the high-single to low-double digits. For Fiscal 2006, the company's prior guidance called for "full-year revenues to grow low- to mid-single digits on a currency-neutral basis, operating profits to grow in the mid teens, and earnings per share to be $0.90 to $1.00." The company remains on track to achieve those operational growth targets, excluding the charges, based on improved profits at RDI (originally targeted to grow in the mid-single digits and now expected to grow by low teens) and high double-digit profit growth at QSP. RDNA is expected to grow operating profit by double digits as well. The company reiterates its previous guidance for full-year EPS, excluding the non-cash write-down of goodwill for Books Are Fun and any other special items. The second half improvement in profits will be strongly weighted toward the fourth quarter.

                                Segment Information
                                   Fiscal 2006      Fiscal 2005       Better/
In millions                       Quarter 2 (a)    Quarter 2 (a)    (Worse) (a)

Revenues:
  Reader's Digest North America        $ 247           $ 252          $  (5)
  Reader's Digest International          301             306             (5)
  Consumer Business Services             229             250            (21)
  Intercompany Eliminations              (11)            (10)            (1)
                                       -----           -----          -----
   Total revenues                      $ 765           $ 798          $ (33)

Operating Profit (Loss):
  Reader's Digest North America        $  28           $  25          $   3
  Reader's Digest International           39              41             (2)
  Consumer Business Services              54              61             (7)
  Corporate Unallocated                  (10)            (13)             3
  Goodwill Charge                       (188)             --           (188)
  Deferred Promotion Amortization         --             (26)            26
                                       -----           -----          -----
   Total operating profit (loss)       $ (77)          $  88          $(165)


      (a) Certain amounts do not recalculate due to rounding.

Reader's Digest North America (RDNA)

      RDNA had revenues of $247 million, versus $252 million. Operating profit was $28 million, versus $25 million. The principal reason for the profit increase was a $6 million reduction in amortization expense at Reiman. Also driving the results were higher profits for certain Reiman magazines and increased profits for Reader's Digest magazine, offset by lower profits at the special interest publications and increased investment spending of approximately $3 million on new products during the quarter, including Every Day with Rachael Ray and Taste of Home Entertaining. RDNA results were moderately affected by the impact of Hurricanes Katrina and Rita, which interfered with magazine and BHE mailings and the delivery of products, as well as by higher fuel prices.

      The Revenue decline reflected lower sales of Reiman book annuals, soft advertising sales at Selecciones and The Family Handyman and lower sales at US BHE, partly offset by higher advertising revenues at U.S. Reader's Digest magazine and increased subscription sales of Backyard Living, Cooking for 2, and Birds & Blooms Extra. Also contributing to revenue gains was Every Day with Rachael Ray, which performed well above expectations, prompting a decision to increase the rate base twice within its first year, to 750,000.

Reader's Digest International (RDI)

      Revenues for RDI were $301 million, versus $306 million.
Operating profits were $39 million, versus $41 million. Excluding the negative effects of foreign currency translation, revenues were up 2 percent and profits were down 1 percent.

      Revenue gains were driven by higher sales in most markets including significant currency neutral increases in Germany, Russia, Australia and Brazil. The company has now launched businesses in 10 new countries in the past 22 months. Further driving topline growth were higher revenues from four of the new countries launched in late Fiscal 2004 and early Fiscal 2005 - Romania, Croatia, Slovenia, and Ukraine - which continue to perform well above plan. During the quarter, RDI also launched Reader's Digest magazine in Romania, which has already generated more than 100,000 subscriptions.

      Operating profits declined slightly, currency neutral, but performed significantly better than plan as improved profits in Germany, Russia and Brazil, as well as higher profits from last year's new-launch markets, offset increased investment spending and lower results in the United Kingdom.

      Of RDI's 10 new-country launches, six are from Fiscal 2006 - Bosnia and Serbia (launched and announced in the second quarter), Lithuania (launched late in the second quarter and announced today), and United Arab Emirates, Bulgaria and Kazakhstan (announced today and launching in February). By the end of the second quarter, Bosnia, Serbia and Lithuania had generated approximately 300,000 orders from initial mailings. The company plans to continue its international expansion program in the second half of Fiscal 2006 with tests in at least three additional countries.

Consumer Business Services (CBS)

      In the second quarter, revenues at CBS were $229 million, versus $250 million. Operating profits were $54 million, versus $61 million. Some of the reduction was timing-related: CBS sales during the first half (the "Fall Season") were down 6 percent.

      At Books Are Fun, revenues and profits declined due to fewer events and lower averages versus the year-ago quarter, reflecting a highly competitive environment, timing of school campaigns and impact from Hurricanes Katrina and Rita. To address the highly competitive environment, BAF has undertaken a comprehensive program to expand its market-leading position, including making substantial investments to recruit, train and retain the largest team of display-marketing representatives in the industry.

      At QSP, revenues were down but operating profit was up 4 percent. For the Fall Season, operating profits were up double digits. Lower revenues reflected a drop in magazine and food sales, offset by higher gift and Internet sales. Gift sales increased because of improved promotional material and stronger products in the catalog. Fewer magazine subscriptions were sold in the quarter, as expected, but more new accounts were acquired than the year-ago quarter. Food sales were adversely affected by the impact of Hurricanes Katrina and Rita, and a labor action in Canada.

Corporate Unallocated

      Corporate unallocated expenses were $(10) million in the quarter, versus $(13) million in the year-ago quarter. The favorable variance reflects the reversal of litigation-related reserve accruals recorded in previous periods that are no longer necessary, lower facility-related costs and other expense savings, offset by increased costs associated with the expensing of stock options, and lower pension income.

Non-GAAP Financial Measures

      The company publicly reports its financial information in accordance with United States generally accepted accounting principles (GAAP). To facilitate internal managerial and external analysis of the company's operating performance, the company also presents financial information that may be considered "non-GAAP financial measures" under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures are included in this release are used by the company in its internal analysis of the business.

  - Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period. Certain amounts do not recalculate due to rounding.

       Reconciliation of Free Cash Flow,        Q2 Fiscal  Q2 Fiscal
       in millions                                 2006       2005

       Reported change in cash per cash flow      $  14      $  21
       statement (see Table 4)

          Change in total borrowings                 70        203
          Dividends                                  10          5
          Share repurchases                          26         --
          Sale of building                           --        (47)
          Debt financing fees                        --         (1)
                                                  -----      -----
             Free Cash Flow Source                $ 120      $ 181
                                                  =====      =====


  - Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management's measures of leverage and is an approximate measure of the company's debt less amounts the company has the capacity to repay. The company typically manages its cash and debt by using any "excess" cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

  -   Adjusted Operating Profit / Adjusted EPS --
      Adjusted Operating Profit is defined as operating profit excluding certain non-operating items and significant non-cash charges.

      Adjusted EPS is defined as earnings per share excluding certain non-operating items and significant non-cash charges.

      The company considers Adjusted Operating Profit and Adjusted EPS to be profitability measures that facilitate forecasting of our operating results for future periods and allows for the comparison of our operating results to historical periods. A limitation of these measures is that they do not include all items that affect operating profit and earnings per share during the period.

  - Previously Announced Fiscal 2006 Guidance - Management uses Fiscal 2006 Guidance to assess the company's actual performance relative to its full-year expectations on a per share basis. The Company's previously announced full-year earnings per share guidance excluded restructuring charges and other items that could not have been forecasted at that time. During 2006, items identified to date include the non-cash goodwill charge.




Reconciliation of Expected GAAP EPS to Previously
Announced Fiscal 2006 Guidance                                EPS

Expected GAAP Fiscal 2006 loss per share               $(1.04) - $(0.94)
     Less:
          BAF Goodwill Charge                               $(1.94)
Previously Announced Fiscal 2006 Guidance               $0.90  - $ 1.00


      The company will host a conference call with financial analysts to discuss the company's first quarter results on Thursday, January 26, 2006, at 8:30 a.m. EST. The company invites investors to listen to the webcast of the conference call at the company's Investor Relations Web site, www.rda.com. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company. A transcript of the conference call will be posted on www.rda.com.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, entertain and inspire people of all ages and cultures around the world. The company reports business results in three segments: RD North America, RD International and Consumer Business Services. Global headquarters are located at Pleasantville, New York.

      This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. RDA does not undertake to update any forward-looking statements.


                                                                                                                    Table 1 of 4

                                The Reader's Digest Association, Inc. and Subsidiaries
                                    Consolidated Condensed Statements of Operations
                                          (In millions, except per share data)
                                                       (unaudited)

                                                                Three-month period ended            Six-month period ended
                                                             December 31, 2005 and 2004 (A)       December 31, 2005 and 2004

                                                             Fiscal Year              Better/   Fiscal Year             Better/
                                                                 2006       2005      (Worse)      2006       2005      (Worse)

Revenues                                                        $765.2     $798.0        (4%)   $1,281.6   $1,288.0        (0%)

Product, distribution and editorial expenses                    (301.3)    (308.5)        2%      (522.4)    (511.5)       (2%)
Promotion, marketing and administrative expenses                (353.1)    (401.3)       12%      (657.8)    (724.3)        9%
Goodwill Charge  (B)                                            (187.8)       ---       N/M       (187.8)       ---       N/M
                                                               -------     ------       ---     --------   --------      ----

Operating (loss) profit                                          (77.0)      88.2      (187%)      (86.4)      52.2      (266%)

Other income and (expense), net                                   (9.6)      (3.6)     (167%)      (16.2)     (14.5)      (12%)
                                                               -------     ------       ---     --------   --------      ----

(Loss) Income before provision for income tax                    (86.6)      84.6      (202%)     (102.6)      37.7      (372%)

Provision for income taxes                                       (35.8)     (26.8)      (34%)      (28.0)     (10.2)     (175%)
                                                               -------     ------       ---     --------   --------      ----

Net (loss) income                                              ($122.4)     $57.8      (312%)    ($130.6)     $27.5      (575%)
                                                               =======      =====       ===     ========   ========      ====

Basic (loss) earnings per share:
   Weighted average common shares outstanding                     96.6       97.4       N/M         97.0       97.4       N/M

   Basic (loss) earnings per share                              ($1.27)     $0.59       N/M       ($1.35)     $0.28       N/M
                                                               =======      =====       ===     ========   ========      ====

Diluted (loss) earnings per share:
   Adjusted weighted average common shares outstanding            96.6       99.9       N/M         97.0       99.9       N/M

   Diluted (loss) earnings per share                            ($1.27)     $0.58       N/M       ($1.35)     $0.27       N/M
                                                               =======      =====       ===     ========   ========      ====

Dividends per common share                                       $0.10      $0.05       ---        $0.20      $0.10       ---


(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2005 and 2004 are the second fiscal quarters of fiscal year 2006 and fiscal year 2005, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  At least annually, (in the third quarter) RDA reviews the carrying amount of goodwill and other intangibles for recoverability.
During interim periods the Company monitors changes in businesses for indicators of impairment.  Due to a shortfall in Books Are
Fun's operating performance relative to expectations during the peak-selling season, we were required to review goodwill balances related to this business in the second quarter.  Based on our assessment, Books Are Fun recorded a non-cash charge of $(187.8)
million, or $(1.94) per share, to reduce the carrying amount of Books Are Fun goodwill.

N/M - Not meaningful.


                                                                                                                       Table 2 of 4
                                         The Reader's Digest Association, Inc. and Subsidiaries
                                           Revenues and Operating Profit by Operating Segments
                                                                (In millions)
                                                                 (unaudited)

                                                         Three-month period ended                   Six-month period ended
                                                       December 31, 2005 and 2004 (A)             December 31, 2005 and 2004

                                                    Fiscal Year                              Fiscal Year
                                                                            Better/                                  Better/
                                                2006            2005        (Worse)     2006           2005         (Worse)

Revenues

Reader's Digest North America                  $247.0          $251.8         (2%)      $474.7          $478.0         (1%)

Reader's Digest International                   300.8           306.2         (2%)       535.8           521.0          3%

Consumer Business Services                      228.7           250.3         (9%)       288.5           305.3         (6%)

Intercompany eliminations (B)                   (11.3)          (10.3)       (10%)       (17.4)          (16.3)        (7%)
                                               ------          ------       ----      --------        --------       ----

Total Revenues                                 $765.2          $798.0         (4%)    $1,281.6        $1,288.0         (0%)
                                               ======          ======       ====      ========        ========       ====

Operating profit (loss)

Reader's Digest North America                   $28.1           $25.2         12%        $44.1           $41.1          7%

Reader's Digest International                    38.7            41.2         (6%)        40.1            41.9         (4%)

Consumer Business Services                       54.3            61.2        (11%)        36.3            42.7        (15%)

Corporate unallocated (C)                       (10.3)          (13.3)        23%        (19.1)          (21.9)        13%
                                               ------          ------       ----      --------        --------       ----

                                               $110.8          $114.3         (3%)      $101.4          $103.8         (2%)

Goodwill Charge (D)                            (187.8)            ---        N/M        (187.8)            ---         N/M
Deferred promotion amortization (E)               ---           (26.1)       N/M           ---           (51.6)        N/M
                                               ------          ------       ----      --------        --------       ----

Total operating profit (loss)                  ($77.0)          $88.2       (187%)      ($86.4)          $52.2       (266%)
                                               ======          ======       ====      ========        ========       ====


(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2005 and 2004 are the second fiscal quarters of fiscal year 2006 and fiscal year 2005, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  In the normal course of business, the company's segments enter into transactions with one another.These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations.  However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(C) Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury, and any related information technology and facility costs utilized by these departments.

(D)  At least annually, (in the third quarter) RDA reviews the carrying amount of goodwill and other intangibles for recoverability.
During interim periods the Company monitors changes in businesses for indicators of impairment.  Due to a shortfall in Books Are
Fun's operating performance relative to expectations during the peak-selling season, we were required to review goodwill balances related to this business in the second quarter.  Based on our assessment, Books Are Fun recorded a non-cash charge of $(187.8)
million to reduce the carrying amount of Books Are Fun goodwill.

(E) The deferred promotion amortization of $(26.1) million reflects the expensing of the deferred magazine promotion asset as of
June 30, 2004, and includes $(0.2) million from the effects of foreign exchange. For the six-month period ended December 31, 2004, the total deferred promotion amortization is $(51.6) and includes $(0.3) million from the effects of foreign exchange.

N/M - Not meaningful.


                                                                                                                      Table 3 of 4
                                 The Reader's Digest Association, Inc. and Subsidiaries
                                                Consolidated Balance Sheets
                                        As of December 31, 2005 and June 30, 2005
                                                      (In millions)
                                                       (unaudited)


                                                                                          December 31,                 June 30,
                                                                                              2005                       2005
Assets
       Cash and cash equivalents                                                              $68.8                     $37.7
       Accounts receivable, net                                                               340.4                     233.9
       Inventories                                                                            200.5                     162.4
       Prepaid and deferred promotion costs                                                    43.2                      53.8
       Prepaid expenses and other current assets                                              167.5                     144.9
                                                                                           --------                  --------

Total Current Assets                                                                          820.4                     632.7

       Property, plant and equipment, net                                                     117.5                     119.3
       Goodwill                                                                               693.4                     880.9
       Other intangible assets, net                                                           130.3                     137.8
       Prepaid pension assets                                                                 316.8                     307.9
       Other noncurrent assets                                                                 94.7                     102.0
                                                                                           --------                  --------

Total Assets                                                                               $2,173.1                  $2,180.6
                                                                                           ========                  ========

Liabilities and Stockholders' Equity
       Accounts payable                                                                      $145.9                    $109.8
       Loans and notes payable                                                                  0.4                       ---
       Accrued expenses                                                                       273.1                     267.4
       Income taxes payable                                                                    25.9                      34.5
       Unearned revenues                                                                      435.4                     395.5
       Other current liabilities                                                               14.6                      12.4
                                                                                           --------                  --------

Total Current Liabilities                                                                     895.3                     819.6

       Long-term debt                                                                         625.0                     559.2
       Unearned revenues                                                                      142.3                     133.0
       Accrued pension                                                                        119.3                     121.5
       Postretirement and postemployment benefits other than pensions                          95.7                      96.7
       Other noncurrent liabilities                                                           107.9                      84.4
                                                                                           --------                  --------

Total Liabilities                                                                           1,985.5                   1,814.4

       Capital stock                                                                           30.4                      21.2
       Paid-in capital                                                                        200.6                     206.8
       Retained earnings                                                                    1,070.7                   1,221.6
       Accumulated other comprehensive loss                                                   (80.8)                    (84.1)
       Treasury stock, at cost                                                             (1,033.3)                   (999.3)
                                                                                           --------                  --------

Total Stockholders' Equity                                                                    187.6                     366.2
                                                                                           --------                  --------

Total Liabilities and Stockholders' Equity                                                 $2,173.1                  $2,180.6
                                                                                           ========                  ========



                                                                                                                      Table 4 of 4

                                  The Reader's Digest Association, Inc. and Subsidiaries
                                      Consolidated Condensed Statements of Cash Flows
                                                       (In millions)
                                                        (unaudited)

                                                              Three-month period ended               Six-month period ended
                                                                     December 31,                          December 31,
                                                                2005              2004                2005              2004

Cash flows from operating activities
Net (loss) income                                             ($122.4)            $57.8             ($130.6)            $27.5
Depreciation and amortization                                     9.3              15.3                18.7              30.4
Goodwill charge                                                 187.8               ---               187.8               ---
Amortization of debt issuance costs                               0.3               1.0                 0.7               2.0
Stock-based compensation                                          3.6               2.4                 7.1               5.5
Net gain on sales of long-term assets                            (0.9)             (7.2)               (3.4)             (7.2)
Changes in current assets and liabilities, net
     Accounts receivable, net                                   (56.7)            (61.0)             (107.4)            (97.6)
     Inventories                                                 14.5              34.6               (38.5)            (17.8)
     Prepaid and deferred promotion costs                        16.7              45.6                10.2              45.5
     Unearned revenues                                            7.6               6.9                40.4              26.2
     Accounts payable and accrued expenses                       34.9              43.2                45.6              44.5
     Other, net                                                  15.3              32.0               (29.2)             (1.5)
Changes in noncurrent assets and liabilities, net                13.6              (5.0)               29.4              23.7
                                                              -------            ------             -------            ------
Net change in cash due to operating activities                  123.6             165.6                30.8              81.2
                                                              -------            ------             -------            ------

Cash flows from investing activities
Proceeds from other long-term investments and sales of
businesses                                                        0.2               4.2                 0.2               4.2
Proceeds from sales of property, plant and equipment              0.3              10.2                 3.7              10.2
Proceeds from the sale of the Pleasantville facility              ---              48.2                 ---              48.2
Purchases of intangible assets                                    ---               ---                (0.5)              ---
Capital expenditures                                             (4.5)             (4.4)              (10.8)             (7.6)
                                                              -------            ------             -------            ------
Net change in cash due to investing activities                   (4.0)             58.2                (7.4)             55.0
                                                              -------            ------             -------            ------

Cash flows from financing activities
Proceeds / (repayments) from borrowings, net                    (69.6)           (130.3)               66.2             (44.6)
Repayments of term loan                                           ---             (73.0)                ---             (80.9)
Dividends paid                                                  (10.0)             (5.2)              (20.1)            (10.4)
Cash paid for financing fees                                      ---               ---                 ---              (0.5)
Treasury stock repurchases                                      (26.2)              ---               (35.6)              ---
Proceeds from employee stock purchase plan and exercise of
 stock options                                                    0.9               1.3                 1.5               1.4
Other, net                                                       (0.1)             (1.8)               (3.8)             (1.9)
                                                              -------            ------             -------            ------
Net change in cash due to financing activities                 (105.0)           (209.0)                8.2            (136.9)
                                                              -------            ------             -------            ------

Effect of exchange rate changes on cash                          (1.0)              6.0                (0.5)              6.8

                                                              -------            ------             -------            ------
Net change in cash and cash equivalents                          13.6              20.8                31.1               6.1
                                                              -------            ------             -------            ------

Cash and cash equivalents at beginning of period                 55.2              35.6                37.7              50.3
                                                              -------            ------             -------            ------

Cash and cash equivalents at end of period                      $68.8             $56.4               $68.8             $56.4
                                                              =======            ======             =======            ======
